UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

November 14, 2006

Occam Networks, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33069	77-0442752
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

77 Robin Hill Road

Santa Barbara, California 93117

(Address of Principal Executive Offices, including Zip Code)

(805) 692-2900

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 — Other Events.

As previously reported, on November 1, 2006, Occam Networks, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Thomas Weisel Partners LLC, Jefferies & Company, Inc., Canaccord Adams Inc., and Merriman Curhan Ford & Co. (the “Underwriters”), relating to the public offering, issuance and sale of 5,250,000 shares of the Company’s common stock at $14.00 per share (the “Offering”). The initial closing of the Offering took place on November 7, 2006 at which time the Company sold 3,750,000 shares of common stock and selling stockholders sold 1,500,000 shares of common stock. The Company and the selling stockholders, together with certain members of management, granted the underwriters a 30-day option to purchase up to an additional 787,500 shares, solely to cover over-allotments, if any, of which the Company would sell up to an additional 32,500 shares.

The Underwriters exercised their over-allotment option and the second closing of the Offering took place on November 14, 2006, at which time the Company sold 32,500 shares of common stock and the selling stockholders sold 755,000 shares of common stock.

The Offering was made pursuant to the Company’s registration statement on Form S-1 (Registration No. 333-134318), as amended, which was previously filed with the Securities and Exchange Commission.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Occam Networks, Inc.

By:	/s/ Christopher B. Farrell
Christopher B. Farrell Chief Financial Officer

Date: November 14, 2006